FOR IMMEDIATE RELEASE


PEERLESS MFG. CO. REPORTS FISCAL YEAR 2003 THIRD QUARTER RESULTS


Dallas, Texas -- May 14, 2003 -- Peerless Mfg. Co., (Nasdaq: PMFG), today announced its operating results for the third quarter of fiscal year 2003 ended March 31, 2003.

The Company's third quarter revenues were $13.6 million, a decrease of $15.5 million, or 53.3 percent, compared to $29.1 million for the third quarter of fiscal 2002. The decrease in revenues was primarily due to a decrease in the demand for new power plant construction, a weak economic environment and delays and rescheduling of awarded projects. The Company recorded a net loss of $375,000 or $0.13 per basic and diluted share for the third quarter compared to net income of $1.19 million or $0.40 per basic share ($0.38 per diluted share) for the comparable period in fiscal 2002.

Mr. Sherrill Stone, Chairman and Chief Executive Officer of Peerless, stated, "The $375,000 loss experienced for the quarter was due to lower overall revenue and in particular lower revenue from our Selective Catalytic Reduction ("SCR") Systems business unit which is resulting from reduced new power plant construction and delays of existing projects. Given these trying market conditions, we are encouraged by the relative stability of our $46 million backlog which has increased by approximately $8 million since September 30, 2002."

The Company also announced receipt of multiple orders for nuclear steam separation equipment to be used to upgrade various nuclear power plants in the U.S. and internationally. These orders exceed $2.5 million and are scheduled in Fiscal 2004. In addition, the Company recently announced the receipt of a multi-million dollar SCR retrofit order to be installed at a natural gas power plant located in the Houston, Texas region and an order for SCR components to reduce NOx at eight electric power generating units located in the state of Florida.

About Peerless Mfg. Co.

Peerless Mfg. Co. is engaged in the business of designing, engineering, manufacturing and selling highly specialized products used for the abatement of air pollution and products for the separation and filtration of contaminants from gases and liquids. The Company, headquartered in Dallas, Texas, markets its products worldwide.

Safe Harbor Under The Private Securities Litigation Reform Act of 1995

Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words "anticipate," "preliminary," "expect," "believe," "intend" and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Company include, but are not limited to: the growth rate of the Company's revenue and market share, the consummation of new, and the non-termination of, existing contracts; the Company's ability to effectively manage its business functions while growing its business in a rapidly changing environment, the Company's ability to adapt and expand its services in such an environment; the quality of the Company's plans and strategies; and the Company's ability to execute such plans and strategies. Other important information regarding factors that may affect the Company's future performance is included in the public reports that the Company files with the Securities and Exchange Commission. The Company undertakes no obligation to revise any forward-looking statements or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.


For Further Information Contact:

Mr. Sherrill Stone, Chairman and Chief Executive Officer
Mr. Richard L. Travis, Vice President and Chief Financial Officer
Peerless Mfg. Co.
2819 Walnut Hill Lane
Dallas, Texas 75229
Phone:  (214) 353-5590
Fax:    (214) 351-4172
www.peerlessmfg.com

                               PEERLESS MFG. CO.
                    UNAUDITED CONDENSED FINANCIAL HIGHLIGHTS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                               OPERATING RESULTS

                                       Three months ended          Nine months ended
                                             March 31,                  March 31,
                                        2003          2002         2003           2002
                                     ----------     ---------    ---------     ---------
Revenues                             $   13,564     $  29,087    $  48,760     $  80,640
Cost of goods sold                       10,185        21,080       37,769        58,769
                                     ----------     ---------    ---------     ---------
Gross profit                              3,379         8,007       10,991        21,871
Operating expenses                        4,031         6,196       13,368        17,554
Restructuring expenses                       --            --          483            --
                                     ----------     ---------    ---------     ---------
Operating income (loss)                    (652)        1,811       (2,860)        4,317
Other income                                 66            74           91           291
Tax expense (benefit)                      (211)          698       (1,025)        1,705
                                     ----------     ---------    ---------     ---------
Net earnings (loss)                  $     (375)    $   1,187    $  (1,744)    $   2,903
                                     ==========     =========    =========     =========

Basic and diluted earnings (loss)
per share
     Basic                           $     (0.13)   $    0.40    $   (0.58)    $    0.98
     Diluted                         $     (0.13)   $    0.38    $   (0.58)    $    0.94


Weighted average shares
outstanding
     Basic                                 2,999        2,983        2,995         2,976
     Diluted                               2,999        3,086        2,995         3,088

                                 BALANCE SHEET

                                        March 31,       June 30,
                                          2003           2002
                                        ---------     ----------
Cash, cash equivalents and
  short-term investments                $   6,765     $    1,693
Current assets                          $  33,097     $   41,746
Total assets                            $  37,305     $   46,506
Total current liabilities               $  16,448     $   23,991
Long-term liabilities                   $      --             --
Shareholders' equity                    $  20,857     $   22,515